Exhibit 32.2
CERTIFICATIONS
I, Timothy Sherlock, certify that:
1.	I have reviewed this quarterly report on Form 10-QSB of ARI Network Services, Inc.;
2.	Based on my knowledge, this quarterly report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and
3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;
Dated: June 14, 2006

By:	/s/ Timothy Sherlock

By:	Timothy Sherlock
Title:	Chief Financial Officer